Exhibit 99.1
WVT’s Gareiss Announces Retirement
(Warwick, NY, December 11, 2006) Mr. Herbert Gareiss, Jr. has informed Warwick Valley Telephone Company (Nasdaq: WWVY) that he is retiring as Chief Executive Officer and President effective January 31, 2007, due to health reasons. Mr. Gareiss intends to continue serving as Director.
“The Company is very grateful to Mr. Gareiss for his 26 years of service, most recently as CEO and President,” said Wisner H. Buckbee, Chairman of the Board. “He has helped the Company adjust to difficult changes in the law and the market, making it possible for the Company to take advantage of and create new opportunities.”
The Company intends to begin searching for a successor to Mr. Gareiss promptly.

Contact:	Warwick Valley Telephone Co. Herbert Gareiss, Jr. President & CEO (845) 986-8080